EXHIBIT 99.2

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L  G R O U P ,  I N C .

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS JULY COMPARABLE SALES

LEBANON, Tenn. – August  5, 2008 – CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the five-week period ending Friday, August 1, 2008.  The sales are compared with the five-week period ending August 3, 2007, not the prior-year fiscal period.

·	Comparable store restaurant sales were down 1.0%, including the effects of an approximately 3.9% higher average check that resulted primarily from an average menu price increase of approximately 3.7%.
·	Comparable store retail sales were flat.
·	Fourth quarter comparable store restaurant sales were down 0.8%, which included the effects of approximately 3.7% higher average check. Comparable store retail sales increased 0.8%.
·	Fiscal 2008 comparable store restaurant sales increased 0.5%, which included the effects of an approximately 3.4% higher average check. Comparable store retail sales were down 0.3%.

As the Company has previously announced, following this report, it will no longer report sales results monthly.  Beginning in fiscal 2009, quarterly sales results will be reported when the Company releases quarterly financial results.

The Company expects to release its fourth quarter and fiscal year 2008 financial results on September 16, 2008 before the market opens, and to host an investor conference call that same day at 11:00 a.m. Eastern Time to discuss those results and the initial outlook for fiscal 2009.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 577 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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